As filed with the Securities and Exchange Commission on February 27, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRUKER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	04-3110160
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

40 Manning Road Billerica, MA	01821
(Address of Principal Executive Offices)	(Zip Code)

Bruker Corporation

2026 Incentive Compensation Plan

(Full title of the plan)

J. Brent Alldredge

Senior Vice President, General Counsel and Corporate Secretary

Bruker Corporation

40 Manning Road

Billerica, MA 01821

(Name and address of agent for service)

(978) 663-3660

(Telephone number, including area code, of agent for service)

With a copy to:

Laurie A. Cerveny, Esq.

Celia A. Soehner, Esq.

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, Massachusetts 02110

(617) 341-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On February 18, 2025, subject to stockholder approval, the Board of Directors of Bruker Corporation (referred to herein as “our,” “we,” “us,” the “Company” and the “Registrant”) adopted the Bruker Corporation 2026 Incentive Compensation Plan (the “Plan”). The Plan subsequently was approved by the Company’s stockholders at the Company’s 2025 Annual Meeting of Stockholders held on May 29, 2025 and, pursuant to its terms, became effective on February 19, 2026 (the “Effective Date”).

The number of shares of common stock, $0.01 par value (the “Common Stock”) authorized for issuance pursuant to the Plan is equal to a maximum of 12,000,000 shares, comprised of (i) 6,000,000 newly-authorized shares (the “Newly Authorized Shares”), plus (ii) any shares that remained available for issuance under the Bruker Corporation 2016 Incentive Compensation Plan (the “Prior Plan”) as of immediately prior to the Effective Date and (iii) up to 700,000 shares subject to outstanding grants made under the Prior Plan, which may be reissued under the Plan if the outstanding grants expire, or are terminated, surrendered, cancelled, exchanged, or forfeited for any reason after the Effective Date without issuance of such shares ((ii) and (iii) together, the “Rollover Shares”).

The Company is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register the offer and sale of the Newly Authorized Shares under the Plan. Contemporaneously with the filing of this Registration Statement, the Company is filing a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-211686) (the “Prior Registration Statement”) to amend the Prior Registration Statement to register the offer and sale of the Rollover Shares under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information concerning the Plan required by Part I of this Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents are not filed as part of this Registration Statement in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 27, 2026;

(2)	The Registrant’s Current Report on Form 8-K filed with the Commission on February 20, 2026; and

(3)

The description of the Registrant’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any amendments or reports filed for the purpose of updating such description, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference herein.

All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that the Company has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Company files such report or document.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant is governed by the Delaware General Corporation Law (the “DGCL”). Section 145 of the General Corporation Law of the State of Delaware provides as follows:

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, the Registrant has included in its Restated Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Registrant’s Restated Certificate of Incorporation and Amended and Restated Bylaws provide that it is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and it is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

Article 10 of the Registrant’s Amended and Restated Bylaws requires indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of any other enterprise.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. Article Tenth of the Registrant’s Restated Certificate of Incorporation eliminates the personal liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and officers. These agreements provide broader indemnity rights than those provided under the Delaware General Corporation Law and the Registrant’s Restated Certificate of Incorporation and Amended and Restated Bylaws. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Registrant or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Registrant, and the Registrant would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the Registrant’s benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

The Registrant also maintains director and officer liability insurance that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

The above discussion of the Registrant’s Restated Certificate of Incorporation, Amended and Restated Bylaws, indemnification agreements, and Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Restated Certificate of Incorporation, Amended and Restated Bylaws, indemnification agreements, and applicable statutes.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Description	Form	Filing Date

4.1	Restated Certificate of Incorporation of Bruker Corporation	Form 10-K	March 27, 2020

4.2	Amended and Restated Bylaws of Bruker Corporation	Form 8-K	May 30, 2024

4.3	Specimen Stock Certificate Representing Shares of Common Stock of Bruker Corporation	Form 10-K	March 1, 2017

4.4	Description of the Registrant’s Securities registered pursuant to Section 12 of the Securities Exchange Act of 1934	Form 10-K	March 27, 2020

5.1	Opinion of Morgan, Lewis & Bockius LLP*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature pages hereto)*

99.1	Bruker Corporation 2026 Incentive Compensation Plan	Form 8-K	May 29, 2025

99.2	Bruker Corporation 2016 Incentive Compensation Plan	Form S-8	May 27, 2016

107	Filing Fee Table*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Billerica, Commonwealth of Massachusetts, on this 27th day of February, 2026.

BRUKER CORPORATION

By:	/s/ Frank H. Laukien, Ph.D.
Frank H. Laukien
President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

The undersigned do hereby constitute and appoint Frank H. Laukien, President, Chief Executive Officer and Chairman of the registrant, and J. Brent Alldredge, Senior Vice President, General Counsel and Corporate Secretary, and each of them acting singly, our true and lawful attorneys and agents, to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents required in connection therewith, and to do any and all acts and things in our names and in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we do hereby ratify and confirm all that the said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank H. Laukien, Ph.D. Frank H. Laukien, Ph.D.	President, Chief Executive Officer and Chairman (Principal Executive Officer)	February 27, 2026

/s/ Gerald N. Herman Gerald N. Herman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 27, 2026

/s/ Thomas Bures Thomas Bures	Chief Accounting Officer (Principal Accounting Officer)	February 27, 2026

/s/ Bonnie H. Anderson Bonnie H. Anderson	Director	February 27, 2026

/s/ Cynthia M. Friend, Ph.D. Cynthia M. Friend, Ph.D.	Director	February 27, 2026

/s/ William A. Linton William A. Linton	Director	February 27, 2026

/s/ John Ornell John Ornell	Director	February 27, 2026

/s/ Richard A. Packer Richard A. Packer	Director	February 27, 2026

/s/ Adelene Q. Perkins Adelene Q. Perkins	Director	February 27, 2026

/s/ Hermann Requardt, Ph.D. Hermann Requardt, Ph.D.	Director	February 27, 2026

Signature	Title	Date

/s/ Robert Rosenthal, Ph.D. Robert Rosenthal, Ph.D.	Director	February 27, 2026

/s/ Laura Francis Laura Francis	Director	February 27, 2026

/s/ Jack Phillips Jack Phillips	Director	February 27, 2026